Riviera Holdings Corporation
                          2901 Las Vegas Boulevard South
                               Las Vegas, NV 89109
                        Investor Relations: (800) 362-1460
                                TRADED: AMEX  RIV
                                www.theriviera.com




FOR FURTHER INFORMATION:
AT THE COMPANY:                                  INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO                   Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                             (208)-241-3704 Voice
(702) 794-9442 Fax                               (208)-232-5317 Fax
Email:  dkrohn@theriviera.com                    Email:  etruax@aol.com


FOR IMMEDIATE RELEASE:


                    RIVIERA ANNOUNCES SHARE REPURCHASE


     LAS VEGAS, NV July 10, 2001 -- Riviera Holdings Corporation (AMEX: RIV) today announced the Company has purchased, from unsolicited offers in three private transactions, 233,000 shares of the Rivieras outstanding common stock. Approximately 88,000 of the shares purchased were allocated to the Companys deferred compensation plan, wherein executives have deferred bonuses in exchange for RIV common stock. The average purchase price was $6.29 per share, the closing market price at the time of agreement to repurchase, or an aggregate of $1.5 million. The shares purchased amount to approximately 6% of the Company's outstanding common stock, which now totals 3.5 million shares. The Company does not intend to bid for its stock in the open market, however, it may respond to unsolicited offers in privately negotiated transactions in the future.

Safe Harbor Statement:
     The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties including expansion timetables, hotel and casino market conditions and other risks detailed from time to time in the Company's SEC reports, including the Report on Form 10-K for December 31, 2000. Actual results may differ.

About Riviera Holdings:
     Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.